Exhibit 10.3

TAX EQUALIZATION UNDERSTANDING

Services:

I, Jie Chen (the “Employee”), understand that there is statutory reporting due to the Hong Kong (“HK”) government as of my start of work in HK in 2019. In an effort to be compliant with the HK government statutory requirements, Air Lease Corporation (“ALC”) has agreed to and has contracted at its cost the services of PricewaterhouseCoopers (PwC) to complete the following on the Employee’s behalf:

1.

prepare HK tax returns and wage reporting forms in order to properly report wages earned while working in HK and determine HK taxes that are owed under all applicable HK tax laws. The service includes a HK tax consultation with PwC HK, at ALC’s cost, before the start and after the completion of the assignment; and

2.

prepare US Federal and California State tax returns for the years required in order to claim relief for the HK taxes incurred while working in HK. This is anticipated to be 2019, 2020 and 2021 US tax return preparation. The service includes a US tax consultation with PwC US, at ALC’s cost, before the start and after completion of the assignment.

Tax equalization:

In addition, ALC and the Employee have agreed that the Employee will be tax equalized by ALC for the duration of his HK assignment. Under tax equalization, the parties agree that:

•	the Employee will be responsible for Hypothetical Tax Liability (as defined below),

•	ALC will pay the Employee’s actual HK tax balances on the Employee’s behalf (“HK Tax Payments”), and

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The taxes paid by the Employee shall take into account any relief that can be obtained on Employee’s actual US tax returns due to the Employee’s assignment to HK. This will include, to the extent possible: credits for HK taxes; and deductions or exclusions related to the Employee’s HK assignment such as the Foreign Earned Income and Foreign Housing Exclusions.

To administer this tax equalization, PwC will be engaged by ALC to prepare a US Tax Equalization Calculation for each of the required years, to show the amount the Employee owes to ALC (if any) in respect of any relief that can be claimed on the Employee’s actual US tax returns for the HK taxes funded by ALC. This US Tax Equalization Calculation shows the US Federal and California tax the Employee would have paid if he had not gone on assignment to HK (“Hypothetical Tax Liability”) but had remained living and working exclusively in California throughout. This Hypothetical Tax Liability is compared with the Taxes Paid by or to the Employee, for example through withholdings, estimated tax payments, the tax return balance due or refund, etc.

If the Employee’s Taxes Paid are greater than the Hypothetical Tax Liability, then ALC will pay the Employee the difference on a gross-up basis (“Tax Gross-Up”). The annual Tax Equalization Calculation will be prepared at the same time as each US tax return. Each party agrees to pay any relevant balance due within 5 business days of the Tax Equalization Calculation being completed or the receipt of the US Federal or State tax refund required to fund the payment, whichever is the later.

The Hypothetical Tax Liability (federal and state) will be based on the Employee’s ‘stay at home’ income, including salary, bonus, equity and any regular stay at home items from the Employee’s US pay slips (Group Term Life, medical contributions, 401k, etc.). It will not include taxes with respect to any relocation or housing costs or other taxable benefits (visa, transportation, apartment, cost of living allowance, additional bonus, HK Tax Payments, Tax Gross-Up, etc.) paid for by ALC in connection with the assignment. The Hypothetical Tax Liability (federal and state) will also include all personal income, reported as if the Employee stayed at home.

To facilitate preparation of the HK and US tax returns and US Tax Equalization Calculations, the Employee agrees to provide PwC in a timely fashion such information that PwC reasonably require in order to prepare these documents, including a copy of the Employee’s prior year filed US tax return. The Employee shall comply with such request including if the Employee ceases employment with ALC.

Reporting of compensation:

The Employee understands that his global compensation will be reported to the HK government as of the start date in HK, on a wage reporting form, to the extent required by the HK government. Actual payroll will be split between the US and HK, reflecting the compensation for the Employee’s US and HK employments respectively. The HK portion will be as per the terms set out in the HK employment agreement. This will give rise to the following US payroll tax consequences:

•	the compensation relating to US employment will continue to be paid from the US payroll. US Federal, California state and FICA withholdings will generally be calculated in the usual manner.

•

the compensation relating to HK employment will be paid from the actual HK payroll. However, under US tax laws it will still need to be reported to the US government as a US ‘shadow’ payroll and appropriate US withholdings, including US Federal and California state withholdings, will need to be paid. These US withholdings will be funded by taking deductions from the Employee’s pay in the US per pay period which will be paid over to the appropriate US tax authorities by ALC through filing the appropriate payroll forms.

•	The compensation relating to the HK employment will be reported on a W-2 with applicable withholdings shown on the form.

•

All withholdings, including hypothetical, actual, and any other tax or FICA payments the Employee makes or tax refunds received relating to either the US or HK employment, will count towards my Taxes Paid in the Tax Equalization Calculation referred to above.

Taxes on relocation and assignment related allowances:

The parties agree that all taxes on the Employee’s relocation, housing, transportation, other costs paid for by ALC (or any related company of ALC) in connection with the HK assignment will be paid for by ALC (or any related company of ALC) and administered as follows:

•	any HK taxes arising on such items will be part of the HK tax liability paid for by ALC on behalf of the Employee;

•

any US payroll taxes arising on such items will first be grossed up (paid for by ALC) for US payroll reporting purposes using the Federal and State (and any FICA) tax rates required by the law and reported on the W-2 as appropriate;

•

Second, the final US Federal and State tax will be determined on the US tax return, which balance will be paid by the Employee in a timely manner. The Employee acknowledges that the rate of tax on the tax return may be higher than the rate at which tax was withheld on his payroll, therefore a balance may be owing.

•

Third, the Tax Equalization Calculation will determine the Hypothetical Tax Liability, which will have the effect of excluding the tax arising on such items. On the Tax Equalization Calculation, the Employee will not be given credit for the gross up taxes paid for ALC, since those taxes were not paid by the Employee.

•

These combined steps will result in there being no additional tax finally suffered by the Employee anywhere in the world on account of receiving relocation and assignment related allowances and benefits, in accordance with the intent of ALC to make the Employee ‘tax neutral’ (the “Tax Neutrality Principle”).

Professional service provider support:

ALC has engaged PwC to provide the Employee with US and HK tax briefings at the outset of the HK assignment, to prepare US and HK tax returns in connection with the HK assignment as set out above and to administer tax equalization through an annual tax equalization calculation, all of which will be at ALC’s expense. In the event that the US or HK tax authorities issue tax notices or audits of the Employee’s tax returns prepared by PwC, ALC will engage PwC to support the Employee in such event. ALC will not, however, support the following and, as a consequence, if any of the following are required, the Employee may engage PwC or another provider on a private basis:

•	Audits of personal issues not related to the assignment for ALC, and

•	Personal tax advice not related to ALC compensation or the relocation with ALC.

Any taxes incurred by Employee, including penalties and interest, with respect to any tax audit or controversy shall be indemnified by ALC on a gross-up basis to the extent consistent with the Tax Neutrality Principle.

Governing Law:

This agreement shall be governed by, and construed in accordance with, the laws of the State of California.

Survival:

For the avoidance of doubt, the provisions of this agreement shall survive the termination of the HK assignment, any HK employment relationship, and any US employment relationship to the extent the above government reporting and filings, tax obligations, or audits continue after such terminations.

AIR LEASE CORPORATION	JIE CHEN

By: /s/ Carol Forsyte	By: /s/ Jie Chen

Carol Forsyte

Executive Vice President,

General Counsel, Corporate

Secretary and Chief Compliance Officer

Date: June 5, 2019

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